Intermountain Community Bancorp of Sandpoint, ID, Announces 2012 Annual Shareholder Meeting Date

SANDPOINT, ID (BUSINESS WIRE) – March 20, 2012 – Intermountain Community Bancorp (OTCBB: IMCB.OB), the bank holding company of Panhandle State Bank today announced that its 2012 Annual Shareholder Meeting is expected to convene on Thursday May 17, 2012.
Shareholder Proposal Deadline
Because the Company did not hold an annual meeting in 2011, in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, shareholders must deliver proposals for inclusion in the proxy materials for such meeting no later than the close of business on April 2, 2012. Shareholder proposals must comply with the requirements of Rule 14a-8, and may be omitted otherwise.
Any other shareholder proposals for consideration by shareholders at the 2012 Annual Meeting must also be delivered to, or mailed to and received by the Corporate Secretary, Intermountain Community Bancorp, P. O. Box 967, Sandpoint, Idaho 83864 by April 2, 2012.
About Intermountain Community Bancorp
Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with nineteen banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d'Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.